Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES THIRD QUARTER RESULTS

•	Third Quarter Sales Rose 10.4% Despite Same Store Sales Decline of 0.9%

•	Rampage Stores Achieved Positive Comps During May and June 2005

•	EPS of 14 Cents Per Share Included 1-Cent Charge for Tentative Settlement of Labor-Related Lawsuit

•	16 New Stores Opened in Quarter, 28 New Stores Year-to-Date

SAN DIEGO, California, July 21, 2005 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the third quarter of fiscal 2005 ended June 25, 2005.

Mark Hoffman, Chief Executive Officer, remarked: “As expected, this year’s third quarter proved challenging because it was impacted by the earlier Easter, which shifted sales into the second quarter, and because of our strong comps last year. While the quarter started out slower than expected in April, it finished stronger in June for both chains. Sales benefited from our decision to accelerate the wall presentation of denim in our stores. At Charlotte Russe, the tops business improved into the back half of the third quarter as the assortment caught up with the bare embellished trends.

“At Rampage, as we had projected for some time, the success of the brand repositioning was evidenced by the return to positive comps during the months of May and June. With the positive momentum established during this past quarter, I look forward to continued comp increases from this chain in the coming months as we anniversary the downturn that occurred when we began the merchandise repositioning last August.”

Mr. Hoffman continued: “Inventory levels at the quarter-end reflected the accelerated denim strategy with inventories at stores open for more than one year being up about 21% over last year’s level. Excluding the denim categories and the elevation of retail price points at the Rampage stores, inventories were up less than 10%. Lastly, inventories at our distribution centers were higher this year to support the denim acceleration and new store openings. Based on these factors, inventories continue to be in good shape. The remaining assortments for the Back-to-School and Fall business will be arriving in the stores during the second half of July.

“While I am encouraged by the improving prospects for the coming months, we still need to see continued strength of regular price selling, especially from our apparel categories. Therefore, assuming no significant change in the overall retailing environment, we would guide investors to expect mid single-digit positive comparable store sales in the fourth quarter ending September 2005 with diluted earnings per share of 16 to 20 cents, compared to 13 cents last year.

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0345

“In terms of the company’s financial position, we ended June 2005 with $33.8 million of cash on the balance sheet after having spent $30.2 million for capital expenditures through the first three quarters of fiscal 2005. We expect to open 50 new stores during fiscal 2005; and, for fiscal 2006 which ends in September 2006, we are targeting 35 new store openings for the Charlotte Russe chain,” the Chief Executive concluded.

Financial Results:

Net sales for the third quarter increased 10.4% to $146.9 million from $133.0 million for the third quarter last year. Comparable store sales decreased 0.9% during the quarter, compared to an increase of 7.1% for the third quarter of fiscal 2004.

Net sales for the first 39 weeks of fiscal 2005 were $423.8 million, an increase of 5.7% from $401.1 million for the same period last year. Comparable store sales decreased 4.8% during the 39-week period, compared to a decrease of 0.3% that was reported for the same period last year.

Operating income for the third quarter was $5.1 million as compared to $8.9 million for the same quarter last year. Net income decreased 39% to $3.3 million from $5.4 million during the same quarter last year. Diluted earnings per share of 14 cents for the quarter compared to 23 cents for the same quarter of the prior year, a decrease of 39%. Included in the quarterly results was a $0.5 million pre-tax charge, which impacted earnings per share by 1 cent, associated with the tentative settlement of a lawsuit related to the classification of our California store managers for wage and hour purposes.

Operating income for the first 39 weeks of fiscal 2005 was $7.2 million as compared to $19.3 million for the same period last year, before taking into account the reversal of $325,000 of store closure costs last year. Net income decreased 61% to $4.7 million from $12.0 million for the same period last year. Diluted earnings per share for the 39-week period were 20 cents as compared to 50 cents for the same period of the prior year, a decrease of 60%.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. The company operated a total of 388 stores in 40 states and Puerto Rico, as of June 25, 2005, comprised of 321 Charlotte Russe stores and 67 Rampage stores. A total of 28 new stores were opened during the first nine months of fiscal 2005, and the company expects to open up to 50 new stores during the fiscal year ending in September 2005.

The “Charlotte Russe” stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The “Rampage” stores feature trendsetting apparel and accessories and thus appeal to women with a flair for making fashion statements and who want runway-inspired fashion, quality and value.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the Company’s web site shortly after the call, or by calling 877-519-4471, PIN: 6141670.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on May 5, 2005, and any amendments thereto.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in 000’s, except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	June 25, 2005	June 26, 2004	June 25, 2005	June 26, 2004
		(Restated)		(Restated)

Net sales	$146,885	$133,044	$423,843	$401,111
Cost of goods sold	111,478	96,865	326,225	300,790

Gross profit	35,407	36,179	97,618	100,321

Selling, general & administrative expenses	30,303	27,304	90,443	80,992
Store closing costs	—	—	—	(325)

Operating income	5,104	8,875	7,175	19,654

Interest income, net	218	81	567	199
Other charges	(73)	(64)	(199)	(213)

Income before income taxes	5,249	8,892	7,543	19,640

Income tax expense	1,935	3,468	2,829	7,660

Net income	$3,314	$5,424	$4,714	$11,980

Basic earnings per share	$0 15	$0 25	$0.21	$0.56

Diluted earnings per share	$0.14	$0.23	$0.20	$0.50

Basic weighted average shares outstanding	22,007	21,551	21,983	21,475
Diluted weighted average shares outstanding	24,053	24,082	24,017	23,925

NOTE: On May 5, 2005, the Company filed an Annual Report on Form 10-K/A for fiscal 2004 with the Securities Exchange Commission which reflected changes in its lease accounting practices. Accordingly, certain prior year amounts shown above have been restated.

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	June 25, 2005	June 26, 2004
		(Restated)
ASSETS
Cash and cash equivalents	$33,769	$40,215
Inventories	53,737	39,250
Other current assets	5,983	4,650
Deferred tax assets	6,900	6,000

Total current assets	100,389	90,115

Fixed assets, net	183,103	166,879
Goodwill	28,790	28,790
Other assets	1,090	1,937

Total assets	$313,372	$287,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$30,010	$28,412
Accounts payable, other	6,539	2,027
Accrued payroll and related expense	5,176	5,885
Income and sales taxes payable	2,477	2,061
Other current liabilities	11,165	10,983

Total current liabilities	55,367	49,368

Deferred rent	95,092	86,368
Other liabilities	44	43
Deferred tax liabilities	2,100	2,800

Total liabilities	152,603	138,579

Total stockholders’ equity	160,769	149,142

Total liabilities and stockholders’ equity	$313,372	$287,721

NOTE: On May 5, 2005, the Company filed an Annual Report on Form 10-K/A for fiscal 2004 with the Securities Exchange Commission which reflected changes in its lease accounting practices. Accordingly, certain prior year amounts shown above have been restated.

CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430/